Exhibit 10.1

September 27, 2017
Dear Scott,
This letter confirms our understanding regarding the terms of your offer to join Vanguard Natural Resources, Inc. (the “Company”) as EVP and Chief Financial Officer. Your initial base salary will be $510,000 per annum. For 2017 you will be guaranteed a minimum bonus of $127,500 (representing 25% of your base salary). You will be also eligible for 8 days of paid vacation in 2017.
The Company intends to offer you a form of employment agreement for your consideration that will be substantially similar to the form of employment agreement provided to other senior executives (the “Employment Agreement”). You will also be eligible for benefits that are comparable to those provided to other senior executives generally. The Company is in the process of developing and implementing an annual and a long-term incentive program, in which you will be eligible to participate on terms and conditions that are no less favorable than those offered to other senior executives (other than the value of the applicable award, which will be based on comparable values provided by peer companies for your position and/or consistent with the terms outlined below). In the event that your employment is terminated by the Company without “cause,” or by you for “good reason,” (other than in connection with a change of control, as set forth below) you will receive a lump-sum severance equal to no less than thirty months of base salary and your unvested equity grants will vest consistent with the applicable award agreements.
Notwithstanding the previous statements the Company commits to deliver the following:

•	Annual Cash Bonus. From 2018 onwards, your target annual cash bonus will be at least 80% of base salary, subject to your achievement of applicable performance goals.

•	Initial Award under Management Incentive Plan (“MIP”). You will be eligible to receive an initial award under the MIP that is at least 50% of the award granted to the Company’s CEO.

•	Change of Control. If a change of control occurs and you are terminated by the Company without “cause” or you resign for “good reason” then:

o	the MIP awards shall immediately vest;

o
in the event that such termination occurs in 2018, you will receive a change of control severance payment equal to 2 times the sum of your base salary and target bonus amount (less applicable withholding). In the event that such termination occurs in 2019 or thereafter, your change in control severance payment shall be consistent with the change in control severance payments and benefits provided to the Chief Executive Officer as of the date hereof; and

o	the non-compete period shall be 6 months.

•
Good Reason. Good reason will include, without limitation, the failure of the Company to implement cash bonus and equity incentive plans that are broadly competitive with the Company’s oil and gas peer companies by April 1, 2018.

You will also be entitled to defense and indemnification for any claims or liabilities arising out of or relating to your services consistent with the indemnification contained in your Director Indemnification Agreement, dated August 1, 2017.

The parties agree to work in good faith and with reasonable efforts to memorialize the foregoing terms in the Employment Agreement as soon as practicable after the date hereof.
Upon your appointment as the EVP and Chief Financial Officer, you agree to resign as the Chairman of the Audit Committee and to step down from the Compensation Committee. The Company acknowledges the outstanding equity award and cash payment for service as director from August 1, 2017 through the date hereof.
Please confirm your acceptance to the foregoing by signing below.

Sincerely,
/s/ Joseph Citarrella

Joseph Citarrella

Agreed
/s/ R. Scott Sloan

R. Scott Sloan